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                                                                 Exhibit 99.1

ANSOFT REFOCUSES BUSINESS

o    Altra Broadband to exit its hardware IP efforts
o    Ansoft streamlines operations resulting in workforce reduction
o Actions will enable company to target quarterly revenue breakeven point of $12.4M in Q3 (excluding amortization)

PITTSBURGH - September 16 -- Ansoft Corporation (NASDAQ: ANST) announced today that it has refocused operations on its core software business. Ansoft will discontinue its efforts to apply its IP technology core to hardware design through Altra Broadband's Irvine Technology Center. The Irvine Technology Center will close operations effective September 2002.

In February 2002 Altra embarked on a marketing campaign targeted at establishing its Dense Subcarrier Multiplexing (xDSM) technology within the broadband communications marketplace. During this campaign Altra worked closely with key potential customers and complementary suppliers. In spite of technical successes, profitable deployment of Altra's IP in this telecom environment was deemed unlikely in the near term.

Along with its plans to exit its hardware IP efforts, Ansoft has streamlined operations resulting in a reduction of its workforce. These actions will reduce Ansoft's quarterly expenses by approximately $800,000, enabling the company to target a third fiscal quarter operating income revenue breakeven point of $12.4 million (excluding amortization). "We believe our fundamental growth opportunities remain strong. However, these decisions, which were driven by changing industry dynamics, were critical to accelerating Ansoft's return to profitability", said Nicholas Csendes, the Company's President and Chief Executive Officer.

Ansoft is a leading developer of high-performance electronic design automation
(EDA) software. Engineers use Ansoft software to design state-of-the-art electronic products, such as cellular phones, Internet-access devices, broadband networking components and systems, integrated circuits (ICs), printed circuit boards (PCBs), automotive electronic systems, power electronics, and fuel-cell technology. Ansoft markets its products worldwide through its own direct sales force and has comprehensive customer-support and training offices throughout North America, Asia, and Europe.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Act of 1995. These forward looking statements involve risks and uncertainties about the Company's business that are detailed from time to time in the Company's SEC reports, including the reports on Form 10-K for the year ended April 30, 2002.